Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Image Entertainment, Inc.
Chatsworth, California

We consent to the incorporation by reference in the registration statements (No. 33-43241, No. 33-55393 and No. 33-57336) on Form S-8, the registration statements (No. 333-121912 and No. 333-128487) on Form S-3 and the registration statement (No. 333-128535) on Form S-4 of Image Entertainment, Inc. of our report dated June 25, 2004, relating to the consolidated statements of operations, shareholders’ equity, and cash flows of Image Entertainment, Inc. and subsidiaries for the year ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2006 annual report on Form 10-K of Image Entertainment, Inc.

/s/ KPMG LLP

Los Angeles, California

June 27, 2006